Exhibit 21.1

SUBSIDIARIES OF BARRACUDA NETWORKS, INC.

Subsidiary	Jurisdiction
Barracuda Networks, KK	Japan

Third Iris Corp.	Cayman Islands

Barracuda Networks AG	Austria